Exhibit 99(a)(1)(M)

ELECTRONIC ARTS INC.

RESTRICTED STOCK UNIT AWARD (FRANCE EMPLOYEES)

2000 EQUITY INCENTIVE PLAN

[Participant Information]

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants on the date hereof (the “Award Date”) to the individual named above (the “Participant”) an award of Restricted Stock Units issued under the Company’s 2000 Equity Incentive Plan, as amended (the “U.S. Plan”), to receive the total number of Shares set forth below of the Company’s common stock (the “Award Shares”). The Restricted Stock Units are subject to all the terms and conditions set forth herein, including the terms and conditions in the attached Appendix A, any special terms and conditions set forth in the attached Appendix B (collectively, the “Award”), the U.S. Plan and the Rules of the Electronic Arts Inc. 2000 Equity Incentive Plan for Awards Granted to Participants in France (the “French Plan”) (collectively, with the U.S. Plan, referred to herein as the “Plan”) the provisions of which are incorporated herein by reference. The Restricted Stock Units are intended to be French-qualified Restricted Stock Units that qualify for the favorable income tax and social security regime in France, as set forth in the French Plan. Certain events may affect the status of the Restricted Stock Units as French-qualified Restricted Stock Units and the Restricted Stock Units may be disqualified in the future. The Company does not make any undertaking or representation to maintain the tax-qualified status of French-qualified Restricted Stock Units during the life of the Restricted Stock Units, and Participant must pay any income tax or social security contributions due and will not be entitled to any compensation or other amounts if the Restricted Stock Units no longer qualify as French-qualified Restricted Stock Units. All capitalized terms used in this Award that are not defined herein have the meanings defined in the Plan. The principal features of the Restricted Stock Units are as follows:

[Grant information: Award Date/number of shares subject to Award]

Vesting Schedule: Subject to the terms and conditions of the Plan and the Award, the Restricted Stock Units shall vest as to [If 2-year vesting: One hundred (100%) of the Remaining Shares shall vest on the second anniversary of the Vesting Start Date,] [If 3-year vesting: Fifty percent (50%) of the Remaining Shares shall vest on each of the second and third anniversaries of the Vesting Start Date, respectively, provided Participant is, and has remained continuously since the Award Date, employed by the Company or a Subsidiary on each vesting date (or such later date as may result from suspended vesting as provided below). Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month. Vesting will continue in accordance with the vesting schedule set forth herein during a leave of absence that is protected by contract or under local law (which may include, but is not limited to, a maternity, paternity, Disability, medical, or military leave), provided that vesting shall cease if and when the leave of absence is no longer guaranteed by contract or local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise required by contract or local law.

PLEASE READ ALL OF APPENDIX A AND IF APPLICABLE, APPENDIX B, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

ELECTRONIC ARTS INC.

Stephen G. Bené

Senior Vice President and General Counsel

ACCEPTANCE:

By accepting the Award, Participant acknowledges the receipt of the Award under the Plan and agrees to voluntarily participate in the Plan. Participant hereby acknowledges that a copy of the Plan and a copy of the Prospectus, as amended, are available upon request from the Company’s Stock Administration Department and can also be accessed electronically. Participant represents that Participant has read and understands the contents of the Plan, the Prospectus and the Award, which have been provided to Participant in English, and accepts the

Restricted Stock Units subject to all the terms and conditions of the Plan and the Award. Participant understands and acknowledges that there may be income tax and social security consequences related to the grant and vesting of the Restricted Stock Units and the sale of the underlying Award Shares and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award by executing and delivering a signed copy of this Award to the Company or by electronically accepting this Award pursuant to the online acceptance procedure established by the Company within thirty (30) days. Otherwise, the Company may, at its discretion, rescind the Award and the Restricted Stock Units granted thereunder in its entirety.

CONSENTMENT

En acceptant l’Attribution, le Participant accuse réception de l’Attribution dans le cadre du Plan et accepte de participer volontairement au Plan. Le Participant reconnaît par les présentes qu’une copie du Plan et une copie du Prospectus tels qu’amendés, sont fournies sur demande au Département de l’Administration de l’Actionnariat de la Société, et peuvent également être visualisées électroniquement. Le Participant atteste que le Participant a lu et compris le contenu du Plan, du Prospectus, et de l’Attribution qui ont été fournis au Participant en langue anglaise, et accepte l’Attribution d’Actions Gratuites sujettes aux termes et conditions mentionnées dans le Plan et l’Attribution. Le Participant comprend et reconnaît qu’il peut y avoir des conséquences fiscales et de sécurité sociale liées à l’attribution et l’acquisition des Actions Gratuites et la vente des Actions sous-jacentes et que le Participant à l’Attribution devrait consulter un conseiller fiscal afin de déterminer les conséquences fiscales qui lui seraient applicables. Le Participant doit accepter cette attribution dans les trente (30) jours en faisant parvenir une copie signée de cette Attribution à la Société ou en acceptant l’Attribution électroniquement, conformément à la procédure en ligne établie par la Société. Dans le cas contraire, la Société peut, à son entière discrétion, annuler l’Attribution de l’Action Gratuite, dans son intégralité.

APPENDIX A

ELECTRONIC ARTS INC.

RESTRICTED STOCK UNIT AWARD (FRANCE EMPLOYEES)

UNDER THE 2000 EQUITY INCENTIVE PLAN

1. Form of Award. Each Restricted Stock Unit granted under the Plan shall be evidenced by an award of Restricted Stock Units (the “Award”) in such form (which need not be the same for each Participant) as the Committee shall from time to time approve, which Award shall comply with and be subject to the terms and conditions of the Plan. Awards may be evidenced by paper copy or electronic copy.

2. Date of Grant. The date of grant of the Restricted Stock Units shall be the date on which the Committee makes the determination to grant such Restricted Stock Units, unless otherwise specified by the Committee. The Award representing the Restricted Stock Units will be delivered to Participant within a reasonable time after the granting of the Restricted Stock Units.

3. Award. Each Restricted Stock Unit represents the unsecured right to receive one share of Common Stock, subject to certain restrictions and subject to the terms and conditions contained in this Award and the Plan. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

The Restricted Stock Units are intended to be French-qualified Restricted Stock Units that qualify for the favorable income tax and social security regime in France, as set forth in the French Plan. Certain events may affect the status of the Restricted Stock Units as French-qualified Restricted Stock Units and the Restricted Stock Units may be disqualified in the future. The Company does not make any undertaking or representation to maintain the tax-qualified status of French-qualified Restricted Stock Units during the life of the Restricted Stock Units, and Participant must pay any income tax and social security contributions due and will not be entitled to any compensation or other amounts if the Restricted Stock Units no longer qualify as French-qualified Restricted Stock Units.

4. No Shareholder Rights. The Restricted Stock Units do not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested.

5. Conversion of Restricted Stock Units; Issuance of Award Shares. Unless otherwise provided herein, no Award Shares shall be issued to Participant prior to the date on which the Restricted Stock Units vest. After any Restricted Stock Units vest, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives or heirs, as the case may be, Award Shares in payment of such vested whole Restricted Stock Units; provided, however, that in the event such Restricted Stock Units do not vest on a day during which the Common Stock is quoted on the Nasdaq Global Select Market (or traded on such other principal national securities market or exchange on which the Common Stock may then be listed) (“Trading Day”), the Company shall cause Award Shares to be issued on the next Trading Day following the date on which such Restricted Stock Units vest; provided, further, that in no event shall the Company cause such Award Shares to be issued later than two (2) months after the date on which such Restricted Stock Units vest. For purposes of this Award, the date on which vested Restricted Stock Units are converted into Award Shares shall be referred to as the “Conversion Date.” As set forth in the French Plan, the Conversion Date shall not occur prior to the expiration of a two-year period as calculated from the Award Date, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified Restricted Stock Units.

6. Fractional Restricted Stock Units. In the event Participant would otherwise become vested in a fractional portion of a Restricted Stock Unit (a “Fractional Portion”) based on the vesting terms of the Restricted Stock Units, such Fractional Portion shall instead remain unvested until the final vesting date for the Restricted Stock Units; provided, however, that if Participant would otherwise vest in a subsequent Fractional Portion prior to the final vesting date for the Restricted Stock Units and such Fractional Portion taken together with a previous Fractional Portion that remained unvested would equal a whole Award Share, then such Fractional Portions shall vest and be converted into one Share. Upon the final vesting date, the value of any remaining Fractional Portion(s) shall be rounded up to the nearest whole Award Share at the same time as the conversion of the remaining Restricted Stock Units and issuance of Award Shares described in Section 5 above.

7. Restriction on Transfer. Neither the Restricted Stock Units nor any rights under this Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.

8. Restriction on Sale.

(a) Holding Period. Unless otherwise provided herein, Participant may not sell or otherwise transfer the Award Shares issued on the Conversion Date prior to the second anniversary of the respective Conversion Date, or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified Restricted Stock Units. This restriction applies even after Termination of employment, except as provided herein.

(b) Restriction on Sale During Closed Periods. As long as the Award Shares qualify for favorable tax and social security treatment, Participant understands, acknowledges and agrees that the Award Shares may not be sold during certain Closed Periods, as long as and to the extent applicable to the Company under French law and as interpreted by the French administrative guidelines. These Closed Periods are (i) 10 quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or (ii) any period during which the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation of the Common Stock of the Company, until 10 quotation days after the day such information is disclosed to the public.

(c) Restriction on Sale No Longer Applies Upon Termination of Employment due to Disability or Death. In the event that Participant’s employment Terminates as a result of Participant’s death or Disability, as defined in the French Plan, Participant (or Participant’s legal representatives or heirs, as the case may be) is not required to comply with the restriction on sale set forth in this Section 8.

9. Termination of Employment.

(a) Forfeiture of Unvested Restricted Stock Units Upon Termination of Employment, Other than Death or Disability. In the event that Participant’s employment or service is Terminated for any reason other than death or Disability (as defined in either the U.S. Plan or the French Plan) and the Restricted Stock Units are not yet fully vested as of the Termination Date (as defined in Section 11(k) below), then the unvested Restricted Stock Units shall be forfeited immediately upon such Termination Date.

(b) Termination of Employment Due to Disability. If the Participant’s employment is Terminated due to Disability (as defined in either the U.S. Plan or the French Plan) after the second anniversary of the Award Date and the Restricted Stock Units are not yet fully vested as of the Termination Date (as defined in Section 11(k) below), a pro-rata portion of the Restricted Stock Units, to the extent that the Restricted Stock Units are partially vested on the Termination Date (as defined in Section 11(k) below), will be converted into Award Shares and issued to the Participant, or Participant’s legal representatives or heirs, as the case may be. If the Participant’s employment with the Company or Subsidiary is Terminated due to Disability before the second anniversary of the Award Date, the entire Award shall be forfeited. In determining the pro-rata portion of the Restricted Stock Units that are vested on the Termination Date (as defined in Section 11(k) below), the Committee will consider the number of months worked by Participant during the 12-calendar month period preceding the next anniversary of the Award Date under the following formula:

Number of Restricted Stock Units scheduled to vest on the next anniversary of the Award Date multiplied by [Number of calendar months worked by Participant during the 12-month period prior to the next anniversary of the Award Date] divided by 12.

Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month. The Committee’s determination of vested Restricted Stock Units shall be in whole Restricted Stock Units only and will be binding on the Participant.

(c) Termination of Employment Due to Death. If the Participant’s employment with the Company or Subsidiary is terminated due to death, the Restricted Stock Units shall become immediately vested and transferable to the Participant’s heirs on the date of death. The heirs may request the issuance of the Awards Shares subject to the Restricted Stock Units (whether or not they were vested on the date of death) within six months following the date of death of Participant. If the Participant’s heirs do not request issuance of the Award Shares within six months of the date of death, the Restricted Stock Units shall be forfeited.

(d) French Law. If French law and regulations applicable to French-qualified Restricted Stock Units require that the Restricted Stock Units vest differently than provided in Sections 9(b) and 9(c) above, the Restricted Stock Units shall vest in accordance with French law and regulations.

10. Suspension of Award and Repayment of Proceeds for Contributing Misconduct.

If at any time the Committee reasonably believes that Participant has engaged in an act of misconduct, including, but not limited to an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements (“Contributing Misconduct”), the Committee may suspend the vesting of the Restricted Stock Units pending a determination of whether an act of Contributing Misconduct has been committed. If the Committee determines that Participant has engaged in an act of Contributing Misconduct, then the Restricted Stock Units will terminate immediately upon such determination and the Committee may require Participant to repay to the Company, in cash and upon demand, the Award Proceeds (as defined below) resulting from any sale or other disposition (including to the Company) of Award Shares issued or issuable upon the vesting of the Restricted Stock Units if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Award Proceeds” means, with respect to any sale or other disposition (including to the Company) of Award Shares issued or issuable upon vesting of Restricted Stock Units, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s Share price, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Award Shares sold or disposed of. The return of Award Proceeds is in addition to and separate from any other relief available to the Company due to the Participant’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is designated as an “executive officer”, the determination of the Committee shall be subject to the approval of the Board of Directors.

11. Acknowledgement of Nature of Plan and Award. In accepting the Award, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c) all decisions with respect to future grants of Restricted Stock Units, if any, will be at the sole discretion of the Company;

(d) nothing in the Plan or the Award shall confer on Participant any right to continue in the employ of, or other service relationship with, the Company or, if different, Participant’s employer (the “Employer”) or any Subsidiary or affiliate, or limit in any way the right of the Company or the Employer to terminate Participant’s employment or service relationship at any time;

(e) Participant’s participation in the Plan is voluntary;

(f) the Restricted Stock Units and the Award Shares subject to the Restricted Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of Participant’s employment or service contract, if any;

(g) the Restricted Stock Units and the Award Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event may be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(h) in the event that Participant is not an employee of the Company, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company;

(i) the future value of the underlying Award Shares is unknown and cannot be predicted with certainty;

(j) no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or Award Shares received upon vesting of the Restricted Stock Units resulting from Termination of Participant’s employment (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or the Employer, waive his or her ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(k) in the event of Termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive and vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed (the “Termination Date”) and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the Restricted Stock Units; and

(l) the Restricted Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

12. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Award Shares. Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

13. Tax Withholding. Regardless of any action the Company and/or the Employer takes with respect to any or all income tax, social security contributions, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related

Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Award Shares upon settlement of the Restricted Stock Units, the subsequent sale of Award Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to income tax or social security contributions in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following, to the extent permitted under applicable laws:

(i) withholding Shares from the delivery of the Award Shares, provided that the Company only withholds a number of Shares with a Fair Market Value equal to or below the minimum withholding amount for Tax-Related Items, provided, however, that in order to avoid issuing fractional Shares, the Company may round up to the next nearest number of whole Shares, as long as the Company issues no more than a single whole Share in excess of the minimum withholding obligation for Tax-Related Items. For example, if the minimum withholding obligation for Tax-Related Items is $225 and the Fair Market Value of the Common Stock is $50 per share, then the Company may withhold up to five (5) Shares from the delivery of Award Shares on the Conversion Date. The Company or the Employer will remit the total amount withheld for Tax-Related Items to the appropriate tax authorities; or

(ii) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

(iii) withholding from proceeds of the sale of Award Shares acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization).

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for income tax and social security contribution purposes, Participant is deemed to have been issued the full number of Award Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Award Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Participant understands, acknowledges and agrees that any amount withheld in excess of the actual Tax-Related Items will be refunded by the Company and/or the Employer to Participant as soon as practicable and without any interest. Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described. The Company may refuse to deliver the Award Shares or proceeds from the sale of Award Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

14. Compliance with Laws and Regulations. The issuance and transfer of Award Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of such issuance or transfer. The Company is not required to issue or transfer Award Shares if to do so would violate such requirements.

15. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Award and any other Award materials by and among, as applicable, the Employer, the Company and any Subsidiary or affiliate of the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about him or her, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by Participant or as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17. Authority of the Board and the Committee. Any dispute regarding the interpretation of the Award shall be submitted by Participant, the Employer, or the Company, forthwith to either the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Participant, the Employer, and/or the Company.

18. Deferral of Compensation. Payments made pursuant to this Plan and Award are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award agreement to ensure that all Awards are made in a manner that qualifies for exemption from or complies with Section 409A of the Code, provided however, that the Company makes no representations that the Award will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Award. Any such amendment or modification may result in the loss of the favorable French tax and social security treatment applicable to French-qualified Restricted Stock Units.

19. Governing Law and Choice of Venue. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the law of the State of California, U.S.A., without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or the grant of Restricted Stock Units, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, U.S.A. and agree that such litigation shall be conducted only in the courts of San Mateo County, California, U.S.A., or the federal courts for the United States for the Northern District of California, U.S.A., and no other courts, where this grant is made and/or to be performed.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award.

21. Language. If Participant has received this Award or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

22. Agreement Severable. In the event that any provision in this Award is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award.

23. Entire Agreement. The Award, including this Appendix A, Appendix B and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

24. Appendix B. The Award shall be subject to any special terms and conditions set forth in the Appendix B. If Participant relocates to one of the countries included in the Appendix B during the life of the Restricted Stock Units, the special terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix B constitutes part of this Award.

25. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Award Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX B

ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Country Specific Terms and Conditions

(Non-U.S. Employees)

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Restricted Stock Units granted to Participant under the Plan if Participant resides in one of the countries listed below. This Appendix B forms part of the Award. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Award.

Notifications

This Appendix B also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in Participant’s country as of October 2009. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in the Restricted Stock Units or sells Award Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, the information contained herein may not be applicable to Participant.

AUSTRALIA

Terms and Conditions

Australian Addendum. The Restricted Stock Units are granted either pursuant to the Australian Addendum, which is an addendum to the Plan, or a specific relief instrument from the Australian Securities and Investment Commission. Participation in the Plan and the Restricted Stock Units granted under the Plan are subject to the terms and conditions stated in the Australian Addendum or relief instrument, as applicable, and the Offer Document, in addition to the Plan and the Award.

Restricted Stock Units Payable Only in Common Stock. Restricted Stock Units granted to Participants in Australia shall be paid in Common Stock only and do not provide any right for Participant to receive a cash payment, notwithstanding Section 7 of the Plan, or any provision in the Award to the contrary.

Notifications

Securities Law Information. If Participant acquires Award Shares pursuant to the Restricted Stock Units and offers the Award Shares for sale to a person or entity resident in Australia, such offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice as to his or her disclosure obligations prior to making any such offer.

AUSTRIA

Notifications

Consumer Protection Information. Participant may be entitled to revoke acceptance of the Award on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Award and the Plan:

(i) The revocation must be made within one (1) week after acceptance of the Award.

(ii) The revocation must be in written form to be valid. It is sufficient if Participant returns the Award to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Award, provided the revocation is sent within the period discussed above.

Exchange Control Information. If Participant holds Award Shares acquired under the Plan outside of Austria, Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Award Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When Participant sells Award Shares acquired under the Plan, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

BELGIUM

Notifications

Tax Reporting. Participant is required to report any taxable income attributable to the Restricted Stock Units on his or her annual tax return. In addition, Participant is also required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

BERMUDA

There are no country-specific provisions.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Award, Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the Restricted Stock Units, the receipt of any dividends, and the sale of Award Shares acquired under the Plan.

Notifications

Exchange Control Information. If Participant is resident or domiciled in Brazil, Participant will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000 (approximately BRL180,650 as of September 2009). Assets and rights that must be reported include Award Shares acquired under the Plan.

CANADA

Terms and Conditions

Restricted Stock Units Payable Only in Common Stock. Restricted Stock Units granted to Participants in Canada shall be paid in Common Stock only and do not provide any right for Participant to receive a cash payment, notwithstanding Section 7 of the Plan, or any provision in the Award to the contrary.

The following provisions will apply if Participant is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Award, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent. This provision supplements the Data Privacy section of the Award:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to record such information and to keep such information in his or her employee file.

CZECH REPUBLIC

Notifications

Exchange Control Information. Upon request of the Czech National Bank, Participant may need to file a notification within 15 days of the end of the calendar quarter in which he or she acquires the Award Shares.

FINLAND

There are no country-specific provisions.

FRANCE

There are no country-specific provisions.

GERMANY

Notifications

Exchange Control Information. If Participant makes cross-border payments in excess of €12,500 in connection with the sale of securities (including Award Shares acquired under the Plan), Participant must file a monthly report with the Servicezentrum Außenwirtschaftsstatistik, which is the competent federal office of the Deutsche Bundesbank (the German Central Bank) for such notifications in Germany. If Participant uses a German commercial bank to effectuate such cross-border payments, the bank will provide Participant with the required form.

In addition, in the unlikely event that Participant holds Common Stock exceeding 10% of the total capital of the Company, Participant must report his or her holdings in the Company on an annual basis.

GREECE

There are no country-specific provisions.

HONG KONG

Terms and Conditions

Restricted Stock Units Payable Only in Common Stock. Restricted Stock Units granted to Participants in Hong Kong shall be paid in Common Stock only and do not provide any right for Participant to receive a cash payment, notwithstanding Section 7 of the Plan, or any provision in the Award to the contrary.

Notifications

Securities Law Notification. The offer of Restricted Stock Units and the Award Shares under the terms of the Award does not constitute a public offering of securities, and it is only available only for employees of the Company or any of its Subsidiaries or affiliates participating in the Plan.

Please be aware that the contents of the Award, including this Appendix B, and the Plan have not been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units, the Award, including this Appendix B, and the Plan are intended solely for the personal use of Participant and may not be distributed to any other person. Participant is advised to exercise caution in relation to this offer of Restricted Stock Units under the Plan. If Participant is in any doubt about any of the contents of the Award, including this Appendix B, or the Plan, Participant should obtain independent professional advice.

HUNGARY

There are no country-specific provisions.

INDIA

Notifications

Exchange Control Notification. To the extent required by local law, Participant must repatriate the proceeds from the sale of Award Shares and any dividends received in relation to the Award Shares to India and convert the proceeds into local currency within 90 days after receipt. Participant must maintain the foreign inward remittance certificate (“FIRC”) received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation.

ITALY

Terms and Conditions

Data Privacy Consent. This consent replaces the Data Privacy section of the Award:

Participant understands that the Employer, the Company and any Subsidiary or affiliate may hold certain personal information about Participant, including, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of the Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor and will process such data for the exclusive purpose of implementing, managing and administering the Plan (“Personal Data”).

Participant also understands that providing the Company with Participant’s Personal Data is mandatory for compliance with local law and necessary for the performance of the Plan and that Participant’s refusal to provide such Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Controller of personal data processing is Electronic Arts Inc., with registered offices at 209 Redwood Shores Parkway, Redwood City, CA 94065, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Electronic Arts Italia SARL with registered offices at Via Agnello 6/1 Milan 20121, Italy. Participant understands that Participant’s Personal Data will not be publicized, but it may be transferred to E*Trade Financial Services, Inc., banks, other financial institutions or brokers involved in the management and administration of the Plan. Participant further understands that the Company and/or its Subsidiaries or affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that the Company and/or its Subsidiaries or affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to E*Trade Financial Services, Inc. or another third party with whom Participant may elect to deposit any shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Personal Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be located in or outside the European Economic Area in such countries as in the United States that may not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Participant’s Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Participant’s Personal Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, ask for rectification of Participant’s Personal Data and estop, for legitimate reason, the Personal Data processing.

Furthermore, Participant is aware that Participant’s Personal Data will not be used for direct marketing purposes. In addition, the Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s human resources department.

Terms of Award. By accepting the Award, Participant acknowledges that (1) Participant has received Plan and the Award, including this Appendix B; (2) Participant has reviewed those documents in their entirety and fully understands the contents thereof; and (3) Participant accepts all provisions of the Plan and the Award, including this Appendix B. Participant further acknowledges that Participant has read and specifically and expressly approves, without limitation, the following sections of the Award: “Fractional Restricted Stock Units”; “Restrictions on Transfer”; “Termination of Employment”; “Suspension of Award and Repayment of Proceeds for Contributing Misconduct”; “Acknowledgment of Nature of Plan and Award”; “No Advice Regarding Grant”; “Tax Withholding”; “Data Privacy” as replaced by the above provision; “Authority of the Board and the Committee”; “Governing Law and Choice of Venue”; “Appendix B”; and “Imposition of Other Requirements.”

Notifications

Exchange Control Information. Exchange control reporting is required if Participant transfers cash or Shares to or from Italy in excess of €10,000 or the equivalent amount in U.S. dollars. If the payment is made through an authorized broker resident in Italy, the broker will comply with the reporting obligation. In addition, Participant will have exchange control reporting obligations if Participant has any foreign investment (including Award Shares) held outside Italy in excess of €10,000. The reporting must be done on Participant’s individual tax return.

JAPAN

There are no country-specific provisions.

KOREA

Notifications

Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares (including the Award Shares) repatriate the proceeds to Korea within 18 months of the sale.

MEXICO

Terms and Conditions

Acknowledgement of the Award. By accepting the Award, Participant acknowledges that he or she has received a copy of the Plan and the Award, including this Appendix B, which Participant has reviewed. Participant acknowledges further that he or she accepts all the provisions of the Plan and the Award, including this Appendix B. Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in Section 10: “Acknowledgment of Nature of Plan and Award” in the Award, which clearly provides as follows:

(1)	Participant’s participation in the Plan does not constitute an acquired right;

(2)	The Plan and Participant’s participation in it are offered by the Company on a wholly discretionary basis;

(3)	Participant’s participation in the Plan is voluntary; and

(4) The Company and its Subsidiaries and affiliates are not responsible for any decrease in the value of any Shares acquired at vesting of the Restricted Stock Units.

Labor Law Policy and Acknowledgment. In accepting the Award, Participant expressly recognizes that Electronic Arts Inc., with registered offices at 209 Redwood Shores Parkway, Redwood City, California 94065, U.S.A., is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and his or her sole employer is EA México S. de R.L. de C.V. (“EA Mexico”), located at Torre Esmeralda III, Blvd. Manuel Avila Camacho #32 7th Floor, Colonia Lomas de Chapultepec, Delegación Miguel Hidalgo, México DF 11000. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between Participant and the employer, EA Mexico, and do not form part of the employment conditions and/or benefits provided by EA Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Subsidiaries and its affiliates, branches, representation offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.

Spanish Translation

Reconocimiento del Acuerdo. Aceptando este Acuerdo, el Participante reconoce que ha recibido una copia del Plan y el Acuerdo, incluyendo este Apéndice que el Participante ha revisado. El Participante reconoce, además, que acepta todas las disposiciones del Plan y del Acuerdo, incluyendo este Apéndice. El Participante también reconoce que ha leído y que concretamente aprueba de forma expresa los términos y condiciones establecidos en la Sección 10: “Reconocimiento de la Naturaleza del Plan y del Acuerdo” del Acuerdo, que claramente dispone lo siguiente:

(1) La participación del Participante en el Plan no constituye un derecho adquirido;

(2) El Plan y la participación del Participante en el Plan se ofrecen por la Compañía a discreción total de la Compañía;

(3) Que la participación del Participante en el Plan es voluntaria; y

(4) La Compañía y sus Subsidiarias no son responsables de ninguna disminución en el valor de las acciones adquiridas al conferir las Unidades de Acciones Restringidas.

Política Laboral y Reconocimiento. Aceptando este Acuerdo, el Participante expresamente reconoce que Electronic Arts Inc., con sus oficinas registradas en 209 Redwood Shores Parkway, Redwood City, California 94065, U.S.A., es la única responsable por la administración del Plan y que la participación del Participante en el Plan y en su caso la adquisición de Acciones no constituyen una relación de trabajo entre el Participante y la Compañía, ya que el Participante participa en el Plan en un marco totalmente comercial y su único patrón es EA México S. de R.L. de C.V. (“EA Mexico”), (“EA Mexico”), con domicilio en Torre Esmeralda III, Blvd. Manuel Avila Camacho #32 7th Floor, Colonia Lomas de Chapultepec, Delegación Miguel Hidalgo, México DF 11000. Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el patrón, EA Mexico y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por EA Mexico y que cualquier modificación al Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de la relación de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o terminar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.

Finalmente, el Participante por este medio declara que no se reserva derecho o acción alguna en contra de la Compañía por cualquier compensación o daños y perjuicios en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a la Compañía, Subsidiarias y sus afiliadas, sucursales, oficinas de representación, accionistas, directores, autoridades, empleados, agentes, o representantes legales en relación con cualquier demanda que pudiera surgir.

NETHERLANDS

Notification

Insider Trading Notification. Participant should be aware of Dutch insider-trading rules, which may impact the sale of Award Shares acquired at vesting of the Restricted Stock Units. In particular, Participant may be prohibited from effectuating certain transactions involving Award Shares during the period in which Participant possesses “inside information” regarding the Company.

By accepting the Award, Participant acknowledges having read and understood the Securities Law Information and further acknowledge that it is her or his responsibility to comply with the following Dutch insider trading rules:

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or a Subsidiary in the Netherlands who has inside information as described herein.

NEW ZEALAND

There are no country-specific provisions.

NORWAY

Terms and Conditions

Tax Withholding. This provision supplements the Tax Withholding section of the Award.

The Employer is required to withhold and report certain Tax-Related Items when Participant’s Restricted Stock Units vest.

Participant acknowledges and agrees that the required Tax-Related Items may be withheld using any of the withholding methods specified in the Tax Withholding section of the Award. Currently, the Company intends to satisfy the Employer’s withholding obligations by withholding a number of the Award Shares issuable to Participant at vesting with a fair market value sufficient to cover the minimum amount of Tax-Related Items. The remainder of the Award Shares will be issued to Participant. Participant acknowledges and agrees that, although the Company does not actually settle the Restricted Stock Units in cash, this withholding method is, to Participant, the equivalent of receiving settlement of a number of the Restricted Stock Units in Award Shares and the remainder in cash since the cash value of the withheld Award Shares will be delivered to the tax authorities on Participant’s behalf in order to pay the Tax-Related Items Participant owes in connection with the vesting of the Restricted Stock Units.

POLAND

Terms and Conditions

Restricted Stock Units Settled in Newly Issued Shares Only. The Restricted Stock Units will be granted over newly issued Award Shares only. In no event will treasury Award Shares be issued upon settlement of vested Restricted Stock Units in Poland.

Notifications

Exchange Control Information. Polish residents holding foreign securities (including Award Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €15,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.

PORTUGAL

Notifications

Exchange Control Information. If Participant does not hold the Award Shares acquired upon vesting/settlement of Restricted Stock Units under the Plan with a Portuguese financial intermediary, Participant may need to file a report with the Portuguese Central Bank. If the Award Shares are held by a Portuguese financial intermediary, it will file the report for Participant.

ROMANIA

Notifications

Exchange Control Information. If Participant remits foreign currency into or out of Romania (e.g., the proceeds from the sale of the Award Shares), Participant may have to provide the Romanian bank assisting with the transaction with appropriate documentation explaining the source of the income. Participant should consult his or her personal legal advisor to determine whether Participant will be required to submit such documentation to the Romanian bank.

RUSSIA

Terms and Conditions

U.S. Transaction. Participant understands that the Restricted Stock Units shall be valid and this Award shall be concluded and become effective only when acceptance of this Award is received electronically or otherwise by the Company in the United States. In no event will Award Shares issued to Participant pursuant to the Restricted Stock Units be delivered to Participant in Russia; Award Shares issued to Participant pursuant to the Restricted Stock Units shall be delivered to Participant through E*Trade Financial Services, Inc. in the United States and kept on Participant’s behalf in the United States. Participant is not permitted to sell Award Shares acquired upon vesting/settlement of the Restricted Stock Units directly to other Russian legal entities or residents.

Settlement of Restricted Stock Units. Depending on the development of local regulatory requirements, the Company reserves the right to force the immediate sale of any Award Shares to be issued upon vesting/settlement of the Restricted Stock Units. If applicable, Participant agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Award Shares (on Participant’s behalf pursuant to this authorization) and Participant expressly authorizes the Company’s designated broker to complete the sale of such Award Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Award Shares at any particular price. Upon the sale of the Award Shares, the Company agrees to pay Participant the cash proceeds from the sale of the Award Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. Participant acknowledges that he or she is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Award.

Notifications

Securities Law Information. The Plan, the Award (including this Appendix B), the grant of Restricted Stock Units and all other materials Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of Award Shares acquired at vesting has not and will not be registered in Russia, unless future changes in the relevant securities regulations require otherwise. Therefore, Award Shares and any other securities described in any Plan-related documents may not be used for public offering or public circulation in Russia.

Exchange Control Information. Under current exchange control regulations, and to the extent it continues to be required by local law, Participant must repatriate the proceeds from the sale of Award

Shares and any dividends received in relation to the Shares to Russia within a reasonably short period after receipt. The sale proceeds and any dividends received must be initially credited to the Participant through a foreign currency account opened in Participant’s name at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.

Participant is encouraged to contact Participant’s personal advisor before remitting his or her sale proceeds to Russia as exchange control requirements may change.

SINGAPORE

Notifications

Securities Law Information. The grant of the Restricted Stock Units is being made on a private basis and is, therefore, exempt from registration in Singapore.

Director Notification Requirement. Directors of a Singaporean Subsidiary or affiliate are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singaporean Subsidiary or affiliate in writing of an interest (e.g., Restricted Stock Units, Award Shares, etc.) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Award Shares are sold), or (iii) becoming a director.

SOUTH AFRICA

Terms and Conditions

Tax Withholding. This provision supplements the Tax Withholding section of the Award:

By accepting the Award, Participant agrees to immediately notify the Employer of the amount of any gain realized upon vesting of the Restricted Stock Units. If Participant fails to advise the Employer of the gain realized at exercise, Participant may be liable for a fine. Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.

Notifications

Exchange Control Information. Participant is solely responsible for complying with applicable South African exchange control regulations. Because no transfer of funds from South Africa is required under the Award, no filing or reporting requirements should apply when the Restricted Stock Units are granted or when Award Shares are issued upon vesting/settlement of the Restricted Stock Units. However, since the exchange control regulations change frequently and without notice, Participant should consult his or her legal advisor prior to the acquisition or sale of Award Shares acquired under the Plan to ensure compliance with current regulations. As noted, it is Participant’s responsibility to comply with South African exchange control laws, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.

SPAIN

Terms and Conditions

Acknowledgment of Nature of Plan and Award. This provision supplements the Acknowledgment of Nature of Plan and Award section the Award:

In accepting the Award, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan. Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or a Subsidiary or affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries or affiliates. Consequently, Participant understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and the Award Shares issued upon vesting/settlement of the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any Subsidiary or affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Participant understands that this Award would not be made to Participant but for the assumptions and conditions referred to herein; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of these Restricted Stock Units shall be null and void.

Notifications

Exchange Control Information. Participant must declare the acquisition of Award Shares to the Dirección General de Politica Comercial y de Inversiones Extranjeras (the “DGPCIE”) of the Ministerio de Economia for statistical purposes. Participant must also declare ownership of any Shares with the Directorate of Foreign Transactions each January while the Award Shares are owned. In addition, if Participant wishes to import the ownership title of any Award Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of Award Shares (i.e., cash dividends or sale proceeds), Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. Participant will need to provide the financial institution with the following information: (i) Participant’s name, address and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Notifications

Securities Law Information. The offer of the Restricted Stock Units is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.

TAIWAN

Notifications

Exchange Control Information. Participant may acquire foreign currency (including proceeds from the sale of Award Shares) up to US$5,000,000 per year without justification.

If the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, Participant must also provide supporting documentation to the satisfaction of the remitting bank.

THAILAND

Notifications

Exchange Control Information. Participant will be required to immediately repatriate the proceeds from the sale of Award Shares and any cash dividends received in relation to the Award Shares to Thailand immediately upon receipt and to convert the funds to Thai Baht or deposit the proceeds in a foreign currency account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand. If the amount of the proceeds is equal to or greater than US$20,000, Participant must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form.

If Participant does not comply with this obligation, Participant may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, Participant should consult a legal advisor before selling Award Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with exchange control laws in Thailand, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.

UNITED KINGDOM

Terms and Conditions

Tax Withholding. The following provisions supplement the Tax Withholding section of the Award:

Participant agrees that, if Participant does not pay or the Employer or the Company does not withhold from Participant the full amount of Tax-Related Items that Participant owes at vesting/settlement of the Restricted Stock Units, or the release or assignment of the Restricted Stock Units for consideration, or the receipt of any other benefit in connection with the Restricted Stock Units (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the Tax Withholding section of the Award. Participant authorizes the Company to delay the issuance of any Award Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is an officer or executive director and Tax-Related Items are not collected from or paid by Participant by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to Participant on which additional income tax and National Insurance Contributions may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance Contributions at any time thereafter by any of the means referred to in the Tax Withholding section of the Award, although Participant acknowledges that he/she ultimately will be responsible for reporting any income tax or National Insurance Contributions due on this additional benefit directly to the HMRC under the self-assessment regime.

RULES OF THE ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

FOR AWARDS GRANTED TO PARTICIPANTS IN FRANCE

I.	GENERAL.

1.	Introduction.

The board of directors (the “Board”) of Electronic Arts Inc. (the “Company”) has established the Electronic Arts Inc. 2000 Equity Incentive Plan, as amended (the “U.S. Plan”) for the benefit of certain employees of the Company and its affiliated companies, including its French Subsidiary(ies) and/or affiliate(s) (each, a “French Entity”), of which the Company holds directly or indirectly at least 10% of the share capital.

Section 4.1 of the U.S. Plan specifically authorizes the Board or the Compensation Committee of the Board (the “Committee”) to prescribe rules and regulations relating to the U.S. Plan and to make all other determinations necessary or advisable for the administration of the U.S. Plan (including with respect to stock options and restricted stock units granted to employees in France). The Committee has determined that it is advisable to establish a subplan for the purposes of permitting stock options and restricted stock units granted to employees of a French Entity to qualify for the favorable tax and social security treatment available for such grants in France. The Committee, therefore, intends with this document to establish a subplan of the U.S. Plan for the purpose of granting stock options which qualify for the favorable tax and social security treatment in France applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, (“French-qualified Options”) and restricted stock units which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended, (“French-qualified Restricted Stock Units”) to qualifying employees of a French Entity who are residents of France for French tax purposes and/or subject to the French social security regime (each, a “French Participant”).

The terms of the U.S. Plan applicable to stock options and restricted stock units, as set out in Appendix 1 hereto, shall, subject to the modifications in the following rules, constitute the Rules of the Electronic Arts Inc. 2000 Equity Incentive Plan for Awards Granted to Participants in France (the “French Plan”).

Under the French Plan, qualifying employees selected at the Committee’s discretion will be granted Options and Restricted Stock Units only, as defined in Section 2 hereunder. The provisions of Section 6 and 8 of the U.S. Plan permitting the grant of restricted stock and stock appreciation rights are not applicable to grants made under the French Plan.

The provisions under Section I of this French Plan shall apply to both French-qualified Options and French-qualified Restricted Stock Units. The provisions under Section II of this French Plan apply only to the grant of French-qualified Options, and the provisions under Section III of this French Plan apply only to French-qualified Restricted Stock Units.

2.	Definitions.

Except as otherwise provided herein, capitalized terms used in the French Plan shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:

(a) Closed Period.

(i)	With respect to French-qualified Options, the term “Closed Period” shall mean a closed period as set forth by Section L. 225-177 of the French Commercial Code, as amended, which is as follows:

A.	twenty quotation days following a distribution of a dividend (i.e., the ex-dividend date) or of a general right to subscribe to Shares (i.e., a rights offering);

B.	ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

C.	the period as from the date the corporate management of the Company has knowledge of information which could, if it were disclosed to the public, significantly impact the trading price of the Shares, until ten quotation days after the day such information is disclosed to the public.

(ii)	With respect to French-qualified Restricted Stock Units, the term “Closed Period” shall mean a closed period as set forth by Section L. 225-197-1 of the French Commercial Code, as amended, which is as follows:

A.	ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

B.	the period as from the date the corporate management of the Company has knowledge of information which could, if it were disclosed to the public, significantly impact the trading price of the Shares, until ten quotation days after the day such information is disclosed to the public.

If the French Commercial Code is amended after adoption of this French Plan to modify the definition and/or applicability of the Closed Periods to French-qualified Options and/or French-qualified Restricted Stock Units, such amendments shall become applicable to any French-qualified Options or French-qualified Restricted Stock Units granted under this French Plan, to the extent required or permitted by French law.

(b) Disability.

The term “Disability” shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code and subject to the fulfillment of related conditions.

(c) Forced Retirement.

The term “Forced Retirement” shall mean forced retirement as determined under Section L. 1237-5 of the French Labor Code and subject to the fulfillment of related conditions.

(d) Grant Date.

The term “Grant Date” shall be the date on which the Committee both (i) designates the French Participant, and (ii) specifies the terms and conditions of the French-qualified Options or the French-qualified Restricted Stock Units, as applicable.

(e) Options.

The term “Options” shall include both:

(i)	purchase stock options (rights to acquire Shares repurchased by the Company prior to the date on which the options become exercisable); and

(ii)	subscription stock options (rights to subscribe for newly issued Shares).

(f) Restricted Stock Units.

The term “Restricted Stock Units” shall mean a promise by the Company to issue to a French Participant on the Vesting Date, as defined below, at no consideration, one Share for each Restricted Stock Unit granted to a French Participant, provided certain conditions are met. Any dividend and voting rights attach only upon the issuance of Shares.

(g) Vesting Date.

The term “Vesting Date” shall mean the date on which the Shares underlying the French-qualified Restricted Stock Units become non-forfeitable and the Shares underlying the French-qualified Restricted Stock Units will be issued to the French Participant; provided, however, that the Committee may provide in the applicable Restricted Stock Unit Agreement that the Shares underlying the French-qualified Restricted Stock Units will be issued only at a date occurring after the Vesting Date.

3.	Eligibility.

(a) Subject to Section 3(c) below, any French Participant who, on the Grant Date of the French-qualified Options or the French-qualified Restricted Stock Units, as applicable, and to the extent required under French law, is either employed under the terms and conditions of an employment contract with a French Entity (“contract de travail”) or who is a corporate officer of a French Entity (subject to Section 3(b) below), shall be eligible to receive, at the discretion of the Committee, French-qualified Options and/or French-qualified Restricted Stock Units under this French Plan, provided that he or she also satisfies the eligibility conditions of Section 3 of the U.S. Plan.

(b) Neither French-qualified Options nor French-qualified Restricted Stock Units may be issued to corporate officers of a French Entity, other than the managing directors (“mandataires sociaux,” i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Entity and is otherwise eligible to receive French-qualified Options and/or French-qualified Restricted Stock Units under the U.S. Plan.

(c) Neither French-qualified Options nor French-qualified Restricted Stock Units may be issued to employees or corporate officers owning more than ten percent (10%) of the Company’s capital shares or to individuals other than employees and corporate officers of a French Entity.

4.	Non-transferability.

Except in the case of death as provided in Sections II.4 and III.2 below, neither French-qualified Options nor French-qualified Restricted Stock Units may be transferred to any third party and French-qualified Options are exercisable only by the French Participant during his or her lifetime.

5.	Adjustment of Shares and Corporate Transactions.

In the event of a change in the capital structure in the Company as set forth in Section 2.3 of the U.S. Plan or a corporate transaction as set forth in Section 19 of the U.S. Plan, adjustments to the terms and conditions of the French-qualified Options, the French-qualified Restricted Stock Units or the underlying Shares may be made only in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules.

Nevertheless, the Board or the Committee, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Options and Restricted Stock Units may no longer qualify as French-qualified Options and French-qualified Restricted Stock Units, respectively.

6.	Disqualification of French-qualified Options and French-Qualified Restricted Stock Units.

In the event changes are made to the terms and conditions of the French-qualified Options and/or the French-qualified Restricted Stock Units due to any requirements under the applicable laws of incorporation of the Company, or by decision of the Company’s shareholders, the Board or the Committee, the Options and/or the Restricted Stock Units may no longer qualify as French-qualified Options and/or French-qualified Restricted Stock Units.

If the Options and/or Restricted Stock Units no longer qualify as French-qualified Options and/or French-qualified Restricted Stock Units, the Board or the Committee may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting or exercisability of the Options and/or Restricted Stock Units or to the sale of the Shares underlying the Options and/or Restricted Stock Units which have been imposed under this French Plan or in the applicable Award Agreement delivered to the French Participant in order to achieve the favorable tax and social security treatment for French-qualified Options and/or French-qualified Restricted Stock Units.

7.	Employment Rights.

The adoption of this French Plan shall not confer upon the French Participants or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

8.	Amendments.

Subject to the terms of the U.S. Plan, the Committee reserves the right to amend or terminate the French Plan at any time in accordance with applicable French law.

II.	FRENCH-QUALIFIED OPTIONS.

1.	Closed Period.

French-qualified Options may not be granted during a Closed Period to the extent Closed Periods are applicable to French-qualified Options granted by the Company.

2.	Conditions of French-Qualified Options.

(a) Exercise Price.

The Exercise Price per Share payable pursuant to Options granted under this French Plan shall be fixed by the Committee on the Grant Date. In no event shall the Exercise Price per Share be less than the greatest of the following:

(i)	with respect to purchase stock options, the higher of either 95% of the average of the quotation price of the Shares during the 20 trading days immediately preceding the Grant Date or 95% of the average purchase price paid for such Shares by the Company;

(ii)	with respect to subscription stock options, 95% of the average of the quotation price of such Shares during the 20 trading days immediately preceding the Grant Date; and

(iii)	the minimum Exercise Price permitted under the U.S. Plan.

(b) Modification.

The Exercise Price and the number of Shares underlying the French-qualified Options shall not be modified after the Grant Date, except as provided in Section I.5 of this French Plan, or except as otherwise authorized by French law. Any other modification permitted under the U.S. Plan may result in the Options no longer qualifying as French-qualified Option.

(c) Holding Period.

At the time French-qualified Options are granted, the Committee shall fix the period within which the Options vest and may be exercised and shall determine any conditions that must be satisfied before the Options may be exercised. Specifically, the Committee may provide for a holding period measured from the Grant Date for the vesting or exercise of the Options or for the sale of Shares acquired pursuant to the exercise of Options, designed to obtain the favorable tax and social security treatment pursuant to Section 163 bis C of the French Tax Code. Such holding period applicable to the vesting or exercise of French-qualified Options or to the sale of Shares shall be set forth in the Stock Option Agreement. Any restriction on the sale of Shares shall be limited to a period of three years after the exercise of the French-qualified Options, or such other period as required under French law.

3.	Exercise of French-qualified Options.

(a) Payment of Exercise Price.

Upon exercise of French-qualified Options, the full Exercise Price and any required withholding tax and/or social security contributions shall be paid by the French Participant as set forth in the Stock Option Agreement. Under a “same day sale” exercise, the French Participant may give irrevocable instructions to an NASD Dealer to properly deliver the Exercise Price to the Company. No delivery, surrendering or attesting to the ownership of previously owned Shares having a Fair Market Value equal to the aggregate Exercise Price of the Shares may be used to pay the Exercise Price.

(b) Treatment of French-Qualified Options Upon Termination.

(i)	In the event of the death of a French Participant, his or her French-qualified Options will be exercisable under the conditions set forth in Section II.4 of this French Plan.

(ii)	If a French Participant is Terminated by reason of Disability (as defined in this French Plan), his or her French-qualified Options will be exercisable according to the provisions of the Stock Option Agreement, and his or her Options will benefit from the favorable tax and social security treatment of French-qualified Options, irrespective of the date of sale of the Shares subject to the Options.

(iii)	If a French Participant is Terminated by reason of his or her Forced Retirement (as defined in this French Plan) or dismissal as defined by Section 91-ter of Exhibit II to the French Tax Code, as amended, and as construed by the French tax circulars and subject to the fulfillment of related conditions, his or her Options will benefit from the favorable tax and social security treatment of French-qualified Options, irrespective of the date of sale of the Shares, if exercised at least three (3) months prior to the effective date of the Forced Retirement or at least three (3) months prior to the effective date of dismissal (i.e., the date of sending of the letter of dismissal to the French Participant, as defined by French law and as construed by French tax and social security guidelines and the French Labor Courts).

(iv)	If a French Participant is Terminated for any other reason, his or her French-qualified Options will be exercisable according to the provisions of the applicable Stock Option Agreement.

(c) French Participant’s Account.

Any Shares issued to the French Participant pursuant to exercise of the French-qualified Options shall be recorded in an account in the name of the French Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law and any holding periods.

4.	Death.

In the event of the death of a French Participant prior to Termination, all French-qualified Options shall become immediately vested and exercisable and may be exercised in full by the French Participant’s heirs, the legal representative of his or her estate or by the legatee of the French-qualified Options under his or her last will, for the six (6) month period following the date of the French Participant’s death.

In the event of the death of a French Participant after Termination but prior to the expiration of the French-qualified Options, all French-qualified Options which were vested as of the date of Termination may be exercised in full by the French Participant’s heirs, the legal representative of the French Participant’s estate or by the legatee of the French-qualified Options under his or her last will, for the six (6) month period following the date of the French Participant’s death.

Any French-qualified Options that remain unexercised shall expire six (6) months following the date of the French Participant’s death.

The six (6) month exercise period will apply without regard to the term of the French-qualified Options as described in Section II.5 of this French Plan.

5.	Term of French-Qualified Options.

Options granted pursuant to this French Plan will expire no later than nine (9) years and (6) six months after the Grant Date, unless otherwise specified in the applicable Stock Option Agreement. The term of French-qualified Options will be extended only in the event of the death of a French Participant, but in no event will any French-qualified Options be exercisable beyond six (6) months following the date of death of the French Participant.

6.	Interpretation.

It is intended that Options granted under this French Plan shall qualify for the favorable tax and social security treatment applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but no undertaking is made to maintain such status. The terms of this French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations.

III.	FRENCH-QUALIFIED RESTRICTED STOCK UNITS.

1.	Conditions of French-Qualified Restricted Stock Units.

(a) Vesting of French-Qualified Restricted Stock Units.

Subject to Section III.2 below, the first Vesting Date of the French-qualified Restricted Stock Units (or, if later, the date on which the Shares underlying the French-qualified Restricted Stock Units are issued to a French Participant) shall not occur prior to the expiration of a two-year period as calculated from the Grant Date, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended.

(b) Holding of Shares.

The sale or transfer of Shares issued pursuant to the French-qualified Restricted Stock Units may not occur prior to the relevant anniversary of the Vesting Date specified by the Committee and in no case prior to the expiration of a two-year period as calculated from the respective Vesting Date (or, if later, the date on which the Shares underlying the French-qualified Restricted Stock Units are issued to a French Participant), or such other period as is required to comply with the minimum mandatory holding period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the favorable tax and social security regime.

In addition, the Shares issued pursuant to the French-qualified Restricted Stock Units may not be sold or transferred during a Closed Period, to the extent Closed Periods are applicable to the sale or transfer of Shares underlying French-qualified Restricted Stock Units.

These restrictions apply even if the French Participant is no longer an employee or corporate officer of a French Entity.

(c) French Participant’s Account.

Any Shares issued to the French Participant pursuant to the French-qualified Restricted Stock Units shall be recorded in an account in the name of the French Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law and any holding periods.

2.	Death.

In the event of the death of a French Participant, all French-qualified Restricted Stock Units held by the French Participant at the time of his or her death shall become immediately transferable to the French Participant’s heirs. The Company shall issue the underlying Shares to the French Participant’s heirs, at their request, if such request occurs within six (6) months following the death of the French Participant. If the French Participant’s heirs do not request the issuance of the underlying Shares within such six (6) month period, the French-qualified Restricted Stock Units shall expire six (6) months following the death of the French Participant. The French Participant’s heirs will not be subject to the restriction on the sale or transfer of Shares set forth in Section III.1(b) above.

3.	Disability.

If the French Participant is Terminated by reason of Disability (as defined in this French Plan), the French Participant will not be subject to the restriction on the sale or transfer of Shares set forth in Section III.1(b) above.

4.	Interpretation.

It is intended that Restricted Stock Units granted under this French Plan shall qualify for the favorable tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws, but no undertaking is made to maintain such status. The terms of this French Plan shall be interpreted accordingly and in accordance with the relevant Guidelines published by French tax and social security administrations and subject to the fulfillment of certain legal, tax and reporting obligations.